UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Aerie Pharmaceuticals, Inc.

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This Schedule 14A filing consists of slides that were presented at an employee meeting for Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Aerie”), on August 23, 2022, relating to the Agreement and Plan of Merger, dated August 22, 2022, by and among the Company, Alcon Research LLC, a Delaware limited liability company (“Parent”) and Lyon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Agreement”).

August 23, 2022 Discussion Outline/FAQ

Disclaimer This presentation contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this presentation include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the proposed transaction between Aerie Pharmaceuticals, Inc. (“Aerie” or the “Company”) and Alcon, including, but not limited to, statements regarding the expected benefits of the proposed transaction and the anticipated timing of the proposed transaction, strategies, objectives and the products and markets of each company. Aerie’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the timing of the closing of the Merger, including the risks that the proposed transactions may not be completed on a timely manner or at all; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the stockholders of Aerie and the receipt of certain governmental and regulatory approvals; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally; (v) risks that the proposed transaction disrupts current plans and operations of the Company or Arbor and potential difficulties in the Company employee retention as a result of the proposed transaction; (vi) risks related to diverting management’s attention from the Company’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against Arbor or against the Company related to the Merger Agreement or the proposed transaction; and (viii) those risks detailed in Aerie’s most recent Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q with the SEC, as well as other documents that may be filed by Aerie from time to time with the SEC.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, industry change and other factors beyond our control, and depend on regulatory approvals and economic and other environmental circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the SEC. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. Any forward-looking statements that we make in this presentation speak only as of the date of this presentation. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this presentation.

What was announced last night, August 22, 2022? Last night, Aerie Pharmaceuticals announced that it has entered into a definitive Agreement and Plan of Merger (the “merger agreement”) pursuant to which Aerie will be acquired by Alcon in an all-cash transaction. Both Boards have approved the deal. When the transaction closes, Aerie will become a wholly-owned subsidiary of Alcon. You can find a copy of the press release on the Alcon website at https://investor.alcon.com/news-and-events/press-releases/default.aspx Announcement (1 of 2)

What is the value of the transaction? The equity value is $770 million based on the $15.25/share offer price. This includes all outstanding RSAs and RSUs and all outstanding in-the-money Stock Options and SARs cashed out at the in-the-money value. All unvested awards are accelerated The enterprise value is approximately $900 million, which includes the $316.25 million convert and $184.4 million cash as of June 30, 2022. Announcement (2 of 2)

Who is Alcon ?

Who is Alcon ?

Who is Alcon ?

What is the rationale for Aerie to be acquired by Alcon? Our Board determined that Alcon’s offer is in the best interest of the Company and shareholders Being part of Alcon increases and strengthens opportunities to access expanded resources and greater capital, contributing to a speedier realization of Aerie’s product potential while also mitigating business risks Alcon is in the process of building out their pharmaceutical division. Aerie is a natural fit. Our strong commercial franchise, high potential product pipeline, innovative R&D organization and first-class manufacturing operation provide the right foundation for building out a successful pharma division within Alcon. Deal Rationale and Timing (1 of 2)

What is the timing of the proposed transaction? The merger agreement was signed on August 22, 2022, and the closing is expected to occur during the fourth quarter of 2022. The transaction is subject to the approval of Aerie’s stockholders, anti-trust clearance by the Federal Trade Commission (“FTC”) and other customary closing conditions. Deal Rationale and Timing (2 of 2)

What is the difference between deal signing and deal closing? Deal Signing means that both parties, Aerie and Alcon, have signed a definitive merger agreement that reflects the terms of the proposed transaction, the arrangements between the parties for the period between signing and closing, including how Aerie may conduct its business, and the requirements for the transaction to close. Deal Closing is when the proposed transaction is consummated, i.e. Aerie’s stockholders will receive $15.25 per share in cash per the deal terms and Aerie will be merged into Alcon. Deal Closing occurs shortly after regulatory approvals and an Aerie shareholder vote in favor of the transaction. Deal Overview and Activities (1 of 2)

What activities must occur between Deal Signing and Deal Closing? It is important to note that between Deal Signing and Deal Closing, Aerie and Alcon (”the Parties”) will continue to operate as separate, independent companies subject to the interim operating covenants set forth in the merger agreement. Until closing, it is “business as usual” at both companies. Following the announcement of this transaction, the Parties will work together to file a proxy statement that will describe the material terms of the transaction and solicit a vote from Aerie’s stockholders. The transaction also must be reviewed and approved by the Federal Trade Commission (“FTC”). Once the proxy statement has been reviewed by, or Aerie has been notified that it will not be reviewed by, the U.S. Securities and Exchange Commission (”SEC”), and assuming all FTC conditions are met, Aerie will call a stockholder meeting to approve the proposed transaction. Deal Overview and Activities (2 of 2)

What will happen to Aerie? Upon closing of the transaction, Aerie’s business and operations will be integrated into those of Alcon Alcon’s strong global commercial infrastructure and the build out of its pharma division will be further enhanced by Aerie’s strong U.S. commercial franchise, high potential product pipeline, innovative R&D organization and first-class manufacturing operation. Organization (1 of 2)

Who will manage integration planning? Aerie’s management team will collaborate with Alcon during the pre-closing integration planning period to ensure a smooth transition. We will provide more information in the coming weeks. Organization (2 of 2)

What will happen to Aerie’s commercial organization? This is a critical time for Aerie and we must maintain the focus and the momentum for patients and support for one another. We are all committed to operating in the ordinary course as an independent legal entity until closing. The transaction is intended to leverage Alcon’s proven commercial execution ability, global infrastructure and to accelerate the growth of Aerie’s glaucoma franchise and ensure successful launches of our growing pipeline of product candidates, if successfully developed and approved. We believe that our talent and the products we have developed in our commercial organization will complement Alcon’s existing commercial platform. Programs and Platforms (1 of 3)

What will happen to Aerie’s R&D and clinical development programs? Following closing, the combined organization is expected to have the financial strength to develop and maximize the potential for AR-15512, AR-1105, AR-14034 and other early development programs leveraging Aerie’s PRINT technology platform. What will happen to Aerie’s R&D and clinical development organization? Aerie’s R&D and clinical development organizations will be important to Alcon as it seeks to maximize the potential of Aerie’s pipeline assets and scientific resources Alcon has substantial resources and a track record of delivering first-in-class innovations. Aerie’s R&D and clinical development organizations will add significant capabilities to strengthen Alcon’s nascent pharma research division Programs and Platforms (2 of 3)

During this process, will we continue to progress preparations for the initiation of COMET-4? Yes. During this process, will we continue the pre-IND activities for AR-14034? Yes. Programs and Platforms (3 of 3)

What is Alcon’s culture like? Will Aerie’s culture change? Like Aerie, Alcon shares common core beliefs: an unwavering commitment to their patients, employees, and stakeholders a passion to deliver innovative treatments to patients in need and ingenuity in execution and a sense of urgency While changes may be inevitable, we are confident that there are substantial shared values between our organizations and we look forward to the integration of the two companies. Employee Impact (1 of 4)

What should I be doing between now and deal close? In general, it will be “business as usual” and both companies remain independent through the closing. Every one of us should continue working toward the corporate and individual goals that we have set for 2022 and beyond. At times, employees may be called upon to participate in certain aspects of integration planning. In certain instances, detailed in the definitive agreement, Aerie’s activities may require review with Alcon, in which case the finance and legal teams will coordinate. Employee Impact (2 of 4)

Will there be a restructuring or reduction in force? We will continue to operate as separate companies until the deal has closed, which is expected to occur in 4th quarter of 2022. As the integration plans materialize, we anticipate that both retention and severance plans will be determined. Employee Impact (3 of 4)

How will the acquisition affect compensation, benefits, and planned PTO? As noted, between deal signing and closing, Aerie and Alcon will continue to operate as separate companies subject to the interim operating covenants set forth in the merger agreement. This means that your current terms of employment as set out in your offer letters (and for ex-US employees contracts of employment) remain unchanged between deal signing and closing This includes working arrangements and everything pertaining to your benefit package This also means you should take your vacations as planned Employee Impact (4 of 4)

Can employees talk about the proposed business combination publicly? Employees are free to discuss the transaction using only the publicly available information provided by Aerie. All inquiries about the acquisition from the media or other external parties should be directed to the CEO, CFO and General Counsel. Public Communications (1 of 3)

Can we reach out to our new colleagues at Alcon? What if we are contacted by them? Not yet. Until the transaction closes, you should not reach out to employees at Alcon for any reason due to regulatory requirements. For the time being, Alcon is a separate company and we should operate accordingly. If you have any questions, feel free to contact Legal. Is it ok to accept a contact request on LinkedIn/other social media from someone at Alcon? Not yet. We will inform you when it is possible to do so. Until the transaction closes, you should not engage with employees at Alcon for any reason due to regulatory requirements. Public Communications (2 of 3)

What should employees tell customers, partners, suppliers and others who ask about the transaction? Until the transaction closes, it is important to be clear with customers, partners, suppliers and other third parties that Aerie and Alcon are two separate companies and that their relationships with Aerie will remain unchanged. If there are any questions about the transaction, please let them know that you are not in a position to respond and you will take their information and have someone from Aerie get back to them. Please notify your manager in the first instance or Aerie’s General Counsel, John LaRocca (***@aeriepharma.com) to determine the best course of action. Public Communications (3 of 3)

How will the acquisition affect employee equity and stock options? Restricted Stock Awards (“RSAs”): At deal closing, all outstanding (vested and unvested) Aerie RSAs will accelerate and be paid out at the $15.25 cash price per share and cancelled concurrently. Restricted Stock Units (“RSUs”): At deal closing, all outstanding (vested and unvested) Aerie RSUs will be entitled to a cash payment equal to the product of the Merger Considerations ($15.25) and total number of shares subject to such RSU. Stock Appreciation Rights (SARs): For the commercial team with SARs: They are treated similarly to options. At deal closing, outstanding vested and unvested SARs will accelerate; the SARs with exercise prices equal to or less than $15.25 will be paid out in cash equal to the in-the-money value. All SARs will be cancelled. Equity and Trading Restrictions (1 of 4)

Stock Options: At deal closing, outstanding vested and unvested Aerie stock options will accelerate; the options with exercise prices equal to or less than $15.25 will be paid out in cash equal to the in-the-money value. All options will be cancelled. Equity and Trading Restrictions (2 of 4)

What will happen to the Aerie stock in my 401(k) and company match between now and deal closing? Between now and when the deal closes, your normal 401(k) contributions will continue to be withheld through payroll. Your contributions and the company match will continue to be deposited into your account with Fidelity. You will be able to adjust your contributions and manage your investments as you normally do. What will happen to the Aerie stock in my 401(k) and company match as of the deal closing? As of the deal closing, your 401(k) account will remain intact and individuals may roll them over into IRAs or have the accounts transferred to Alcon’s plan. You will be provided with more information on this subject as soon as is possible after the closing. Equity and Trading Restrictions (3 of 4)

Can I trade in Aerie and Alcon stock? No Aerie insider should seek to transact in either Aerie securities or Alcon securities without first pre-clearing that activity with Aerie’s General Counsel. Equity and Trading Restrictions (4 of 4)

As we enter this period of transition for Aerie, we appreciate that you may have many additional questions. We are committed to keeping you as informed as we can during this process. Please reach out to your line manager with any questions. Also, we will keep this “Frequently Asked Questions” document updated during the process, as appropriate. In the coming days, this information will be posted on the HR Intranet site and updated as new “Frequently Asked Questions” become available. General Communication

Last night, Aerie Pharmaceuticals announced that it has entered into a definitive merger agreement pursuant to which Aerie will be acquired by Alcon in an all-cash transaction for $15.25 per share The transaction is expected to close in the fourth quarter of 2022 Aerie and Alcon will continue to operate as two stand alone companies up to the closing of the transaction and it is business as usual until then We must maintain focus on key deliverables for 2022 and beyond Information will be shared as it becomes available Please do not answer questions from the press but refer them to your Manager in the first instance or email Aerie’s General Counsel, John LaRocca (***@aeriepharma.com) Key Take Aways

General Counsel: Aerie’s General Counsel, John LaRocca, ***@aeriepharma.com HR: Aerie’s VP Human Resources, Wanda Francies, ***@aeriepharma.com Contact for 401(k) questions: Member.Support@MarshMMA.com or Sue Kreiss, ***@aeriepharma.com HR Intranet link: https://aeriepharma.sharepoint.com/sites/HumanResources Key Contacts/Resources

Cautionary Statement Regarding Forward-Looking Statements

This communication and any documents referred to in this communication contain certain forward-looking statements within the meaning of the federal securities laws with respect to the timing and consummation of the proposed transaction between Parent and the Company. These forward-looking statements generally are identified by the words “believe,” “predict,” “target,” “contemplate,” “potential,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “could,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of the Company or Parent and potential difficulties in the Company employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations, and (vii) the outcome of any legal proceedings that may be instituted against Parent or against the Company related to the Merger Agreement or the proposed transaction. The risks and uncertainties may be amplified by economic, market, business or geopolitical conditions or competition, or changes in such conditions, negatively affecting the Company’s business, operations and financial performance. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business as described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed or otherwise made available to the Company’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on the Company’s website at www.aeriepharma.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 26, 2022. Company stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of the Company directors and executive officers in the transaction, which may be different than those of the Company stockholders generally, by reading the definitive proxy statement and any other relevant documents that are filed or that will be filed with the SEC relating to the transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 26, 2022. These documents are available free of charge at the SEC’s website at www.sec.gov and on Company’s website at www.investors.aeriepharma.com.